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                                                                    EXHIBIT 10.1

September 15, 2000

Michael L. Bayer
VP, Finance and Administration
Chief Financial Officer
MotherNature.com, Inc.
490 Virginia Road
Concord, MA 01742

RE:  SEVERANCE AGREEMENT

Dear Michael:

Reference is made to that certain Noncompetition and Nonsolicitation Agreement (the "Agreement") dated as of October 19, 1999 between and among MotherNature.com, Inc., as defined in the Agreement (the "Company") and you, and that certain Side Letter Agreement, dated of even date therewith (the "Side Letter Agreement") the execution of which was a condition for the grant to you of certain consideration by the Company. For good and valuable consideration, as more fully described below, the Agreement and the Side Letter Agreement are hereby modified and amended, in pertinent part, as set forth below.

Notwithstanding anything in the Agreement or the Side Letter Agreement to the contrary, including without limitation the provisions of Paragraph 2 of the Agreement, upon the earlier to occur of (a) termination of your employment with the Company for any reason or (b) the closing of a sale or transfer of all or substantially all of the stock or assets of the Company in a single transaction or a series of related transactions, the Company shall pay you a lump sum severance payment equal to twelve (12) months salary at your then current base salary rate ("Severance") immediately upon the effective date of such termination.

In addition to the foregoing, you shall be permitted to exchange all or a portion (such portion to be mutually agreed upon by you and the Company) of the stock options previously granted to under the Company's Stock Option Plan to purchase 100,456 shares of the Company's common stock granted to you on August 6, 1999, at the strike price for such options of $2.69 per share, for an equivalent number of nonqualified stock options to purchase shares of the Company's common stock at a strike price of $0.7188 per share. The Company shall thereupon grant you a cash bonus of $201,792.98, solely for the purpose of and to facilitate the exercise of the exchanged options, equaling the total strike price (in connection with the exercise of all of the options) plus the amount of all taxes that may be payable by you in connection with the exercise of such options and/or sale of the shares of common stock purchased upon such exercise. The granting of such bonus and the exercise of the exchanged options shall occur contemporaneously. In connection with your exercise of such options, the Company agrees that
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it shall offset the exercise price against the amount of said bonus and immediately thereupon pay to you the excess.

With respect to any employee health and welfare benefits and other perquisites that you have heretofore received, you acknowledge that if your employment with the Company terminates, you may no longer be eligible to participate in the Company's plans as an employee; however, if you elect to continue any such coverage under COBRA (or the then prevailing statutory equivalent) or if you elect to convert to an individual policy to the extent permitted by the Company's life and/or disability insurance plans, then in either or any such instance, the Company shall pay the cost of the COBRA premium and/or the cost of continuing your life and disability insurance benefits on an individual basis until the earlier to occur of twelve (12) months after termination of your employment or the date on which you accept other employment. With respect to your laptop computer, cellular phone and other home and mobile office technological and computer equipment, the Company shall transfer to you all such equipment that you used prior to your termination. All such equipment shall be transferred "as is," and you shall bear all risk of damage or loss with respect thereto. The Company also agrees to provide to you at no cost with an e-mail account (Michael.Bayer@mothernature.com), telephone privileges, reimbursement for telecommunications expenses, and, if available, office space until the earlier to occur of (i) twelve (12) months from your termination or (ii) until you obtain other employment. During the period in which the Company is providing such e-mail account, the Company agrees to forward e-mails from your pre-existing e-mail account with the Company. The Company also agrees to maintain your existing voice mail account with the Company until the earlier to occur of
(i) twelve (12) months from your termination or (ii) until you obtain other employment. The message shall simply state your name.

In addition to the foregoing, the Company agrees to provide you with reasonable outplacement services, to be provided by a company mutually acceptable to you and the Company and at a cost of not less than $15,000, from the date of termination of your employment with the Company until the earlier to occur of
(i) twelve (12) months from your termination or (ii) until you obtain other employment.

The Company acknowledges and agrees that if your employment with the Company terminates as a result of or in connection with a material change in ownership of the Company, including without limitation, as a result of the sale or transfer of all or substantially all of the stock or assets of the Company in a single transaction or a series of related transactions, then such termination of your employment shall be deemed to be without cause.

The foregoing terms were approved by the Board of Directors of the Company, at meetings dated August 11, 2000 and September 15, 2000, as the minutes of such meetings so reflect.



                       SIGNATURES CONTINUED ON NEXT PAGE
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MOTHERNATURE.COM, INC.



By:  /s/ Michael I. Barach
     -----------------------------------------
Name:  Michael Barach
Title: Chief Executive Officer and President,
       hereunto duly authorized


Accepted and agreed:



/s/ Michael L. Bayer
-------------------------------------
Michael L. Bayer

Date: 10/04/00
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